CONFIDENTIAL
Exhibit 10.2
SENT VIA FACSIMILE
March 15, 2005
CONFIDENTIAL
Mr. Christopher A. Helms
8521 Burkhart Road
Houston, TX 77055
Dear Chris:
On behalf of the NiSource Corporate Services Company, this confirms our offer to you for employment as the President-Pipelines, beginning April 1, 2005. This letter does not constitute an offer of a contract of guaranteed employment; if you accept this offer, you will be an employee at will. The terms of the offer are as follows:
Position: You will report to Bob Skaggs, President, NiSource Inc.
Compensation: Your annual base salary will be $475,000, payable monthly. Adjustments to base salary may be made periodically.
Short Term Incentive: Your annual incentive opportunity under the NiSource Inc. 2004 Annual Incentive Plan will be based on a target of 65% of base pay. The payment of the short-term incentive is dependent upon Company performance, your own performance and your status as an employee in good standing. Actual payment may be greater than or less than the 65%, based on a combination of the stated factors. Annual incentive plans are determined each year based on business objectives and market conditions. You are guaranteed a minimum payment of $100,000 in 2006, at the time bonuses are generally paid.
Long Term Incentive: You will also have the opportunity to participate in a long-term incentive compensation program, under the NiSource Inc. 1994 Long Term Incentive Plan, as amended, in an amount and structure approved at today’s meeting of the Officer Nomination and Compensation Committee of the Board. The value of the initial grant is $100,000 in the form of non-qualified stock options.
You will also receive a grant in the form of long term incentive compensation under the Nisource Inc. 1994 Long Term Incentive Plan, as amended, of $200,000 current value. This long term incentive is structured in the form of restricted stock, authorized by action of the Board with an effective date of the grant as your hire date.
Details of the Long Term Incentive Plan will be delivered to you upon your acceptance of employment.

Mr. Christopher A. Helms
March 15, 2005

Restricted Stock: You will receive a step-in grant of restricted stock equal to $200,000 in value, with restrictions to lapse three years from the date of the grant. Vesting of this grant will be dependent upon achievement of specific performance objectives, as agreed to and documented between you and Bob Skaggs within 30 days of your start date.
Change in Control: If a Change in Control, as defined under the terms of the NiSource Inc. Change in Control Agreements, occurs prior to April 1, 2006, you will receive a lump-sum payment of one year of base pay, target bonus and vesting of the long term incentive plan grants then in effect. During the period beginning April 1, 2006 and ending April 1, 2007; for each month you continue to work for NiSource Inc., your lump sum payment under the Change in Control will be increased by one month’s value, to a maximum value of two years of base pay and target bonus. This payment is in lieu of benefits under the NiSource Executive Severance Policy. If you terminate your employment voluntarily prior to April 1, 2007, the Company will not be obligated to pay any incentives which are unpaid at the time of your voluntary termination, including but not limited to, long term incentive plan payments.
Vacation: You will receive four weeks of paid vacation per year, beginning with 2005.
Relocation: Your relocation to the Chicago area will be covered as described in the policy previously provided to you.
Policies. You are expected to familiarize yourself with and observe all Company policies. During the course of your employment with the Company, you will have access to confidential and proprietary information of the Company. You agree to maintain the confidentiality of such information, both during and after your employment.
To acknowledge your acceptance of this offer, please sign and return one copy of this letter to me by March 18, 2005. Feel free to use a fax for your initial response and follow-up with your original acceptance letter by mail.
I’m delighted with your commitment to join us at NiSource. We are confident that a mutually beneficial relationship can be established between you and the other members of our management team at NiSource. Please feel free to contact me to discuss any questions you may have. We look forward to your acceptance.

Sincerely,

/s/ LaNette Zimmerman

LaNette Zimmerman
Executive Vice President
Human Resources and Communications

/s/ Christopher A. Helms	March 15, 2005

Christopher A. Helms	Date